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                                                  EXHIBIT (d)


SUPPLEMENTAL AGREEMENT


          SUPPLEMENTAL AGREEMENT made as of March 1, 1998, by and

between THE INTERPUBLIC GROUP OF COMPANIES, INC., a corporation of the State of Delaware (hereinafter referred to as the

"Corporation"), and PHILIP H. GEIER, JR. (hereinafter referred to as "Executive").

                      W I T N E S S E T H

          WHEREAS, the Corporation and Executive are parties to

an Employment Agreement made as of July 1, 1991, a Supplemental

Agreement made as of October 1, 1991 and a Supplemental Agreement made as of August 1, 1997 (hereinafter referred to collectively as the "Employment Agreement"); and

          WHEREAS, the Corporation and Executive desire to amend

the Employment Agreement;

          NOW, THEREFORE, in consideration of the mutual promises

herein and in the Employment Agreement set forth, the parties hereto, intending to be legally bound, agree as follows:

          l.   Paragraph 3.01 of the Employment Agreement is

               hereby amended, effective June 1, 1997, so as to

               delete "$965,000" and to substitute therefor

               "$995,000".

          2.   Except as hereinabove amended, the Employment

               Agreement shall continue in full force and effect.

          3.   This Supplemental Agreement shall be governed by

               the laws of the State of New York.

                         THE INTERPUBLIC GROUP OF COMPANIES, INC.

                         By:  /S/ C. KENT KROEBER
                              /S/ C. KENT KROEBER

                              /S/ PHILIP H. GEIER, JR.
                              /S/ PHILIP H. GEIER, JR.

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